Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of July 16, 2020, is entered into by and between CATHAY GENERAL BANCORP, a Delaware corporation (the “Company”), CATHAY BANK, a California corporation and a wholly-owned subsidiary of the Company (the “Bank”), on the one hand, and CHANG M. LIU (“Executive”), on the other hand.  The Executive, the Company, and the Bank referred to collectively herein as the “Parties” or each individually as a “Party.”

WHEREAS, the Executive has been employed by the Bank as its President and Chief Operating Officer;

WHEREAS, the Company and the Bank desire to memorialize the employment relationship with the Executive in his new position as Chief Executive Officer (“CEO”) and President of the Company and as CEO of the Bank, effective as of the later of:  (i) the date this Employment Agreement is signed by all of the Parties or (ii) October 1, 2020 (the “Effective Date”), pursuant to the terms and conditions set forth in this Employment Agreement and pursuant to the Company’s and the Bank’s otherwise applicable employment policies and practices;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.Employment and Duties.

(a)General.  The Executive shall serve as the CEO and President of the Company and as the CEO and President of the Bank during the course of the Employment Period (as defined herein).  During the Employment Period, the Executive shall report to the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”) (the “Company Board” and the “Bank Board” referred to collectively herein as the “Boards”), as applicable between the Company and the Bank, and the Executive Chairman of the Company and Executive Chairman of the Bank.  The Executive shall perform such duties and responsibilities as are customarily attendant to and commensurate with such positions with respect to the businesses of the Company and the Bank and such other duties and responsibilities as may from time to time be assigned to the Executive by the Company Board and/or the Company’s Executive Chairman, and/or by the Bank Board and/or the Bank’s Executive Chairman.  During the Employment Period, the Executive shall also continue to serve, to the extent requested by any or all of the Boards, as a member of the Boards without additional compensation for such service.

(b)Exclusive Services.  For so long as the Executive is employed by the Company and/or the Bank, the Executive shall faithfully and efficiently devote his full time, attention, energy, experience, and talents to his duties hereunder and to serving the business and affairs of the Company and the Bank and their respective subsidiaries; shall in all respects conform to and comply with the lawful and good faith directions and instructions given by the any or all of the Boards and/or the Executive Chairman of the Company or Bank; and shall use his best efforts to promote and serve the interests of the Company and the Bank and their respective subsidiaries and affiliates.  Further, unless the Boards and Executive Chairman of the Company and of the

Bank each consent in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that will or may interfere with the Executive’s faithful performance of his duties hereunder.  During the Employment Period, it shall not be a violation of this Employment Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees, for organizations or enterprises that do not compete with the Company or its affiliates, provided the Executive receives prior written permission from the Boards; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage his and his family's personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee and fiduciary of the Company and the Bank in accordance with this Employment Agreement, as determined in the sole judgment of the Boards.  The Executive shall perform all such services in accordance with the policies, procedures and rules established by the Company, the Bank, and the Boards.  In addition, the Executive shall comply with all laws, rules and regulations that are applicable to the Company and/or the Bank or their respective subsidiaries or affiliates and their respective employees, directors and officers.  Notwithstanding the foregoing, the Executive shall immediately resign from any extracurricular activities that impair or otherwise conflict with Executive’s performance under this Employment Agreement unless permission is granted in writing by the Boards, to be determined at sole discretion of the Boards.

2.Term of Employment.

(a)Term.  The Executive’s employment with the Company and Bank under this Employment Agreement shall begin on October 1, 2020, and shall continue for a period of three (3) calendar years (i.e., until and including September 30, 2023) (the “Initial Term”) (unless this Employment Agreement and the Executive’s employment hereunder is otherwise terminated as set forth in this Employment Agreement).  Thereafter, this Employment Agreement shall automatically renew for subsequent one-year periods (each such period, an “Additional Term”) unless either the Bank and Company or the Executive provides written notice to the other side at least ninety (90) calendar days prior to the end of the Initial Term or Additional Term, as applicable (the “Employment Period”), or unless this Employment Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Employment Agreement.

(b)Change of Control.  Notwithstanding the foregoing, the employment of the Executive hereunder shall cease and this Employment Agreement shall terminate, if and when during the Employment Period, a Change of Control occurs and the “effective date” shall have commenced for that Change of Control (as such terms are defined in the most recent version of any Change of Control Employment Agreement entered into between the Parties, including in any successor, modified, amended, or revised versions of such agreement, hereinafter referred to as the “Change of Control Agreement”), following which the terms of the Executive’s employment shall be governed exclusively by the Change of Control Agreement.  The Parties expressly acknowledge that this Section 2(b) and any provisions of this Employment Agreement referring to the Change of Control Agreement are subject to change to reference any Change of Control Agreement that is entered into between the Parties, whether prior to or after the Effective Date of this Employment Agreement.  This Employment Agreement expressly does not supersede the terms of any Change of Control Agreement.

3.Principal Location.  The Executive’s principal place of employment shall be the Company’s administrative offices located in El Monte, California, or such other location(s) as the Company Board may from time to time designate.  The Executive acknowledges that he may be required to travel on Company or Bank business in the course of performing his duties during the Employment Period.

4.Compensation and Benefits.  Subject to the provisions of this Employment Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Employment Period as compensation for services rendered, and such other agreements and covenants by the Executive, pursuant to this Employment Agreement:

(a)Base Salary.  The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the gross rate of $700,000.00 (Seven Hundred Thousand Dollars and No Cents), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices for salaried employees.  The Base Salary shall be subject to review from time to time by the Company Board as may be deemed appropriate by the Company Board.  Any increases to the Executive’s Base Salary communicated to the Executive in writing by the Boards shall be incorporated into this Employment Agreement and become the Executive’s Base Salary for all purposes hereunder.

(b)Bonus.  For each full calendar year of the Employment Period, the Executive may be eligible to receive an annual bonus (the “Annual Bonus”).  The decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Bancorp’s Compensation Committee as delegated by the Company’s Board (the “Compensation Committee”).  Unless provided otherwise by the Compensation Committee, to be eligible for an Annual Bonus, the Executive must be employed by the Company and Bank on the date that the Boards determine that the Executive shall receive the Annual Bonus.

(c)Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive's family or other covered individuals, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company and the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executive officers of the Company and the Bank and consistent with applicable law.  The Company and the Bank reserve the right to amend or terminate any welfare benefit plans at any time in their sole discretion, subject to the terms of the plan and applicable law.

(d) Expense Reimbursement.  The Executive shall be entitled to monthly reimbursement of reasonable and necessary business expenses incurred by the Executive in the course of performance of his duties, in accordance with the plans, practices, programs, and policies of the Company and the Bank for their executive officers or as otherwise instituted by the Boards.  The Executive shall submit to the Boards any requests for reimbursement, in writing, with sufficient documentation supporting such request, within thirty (30) days of having incurred such expense.

(e)Vacation.  During the Employment Period, the Executive shall be entitled to accrue up to four (4) weeks of paid vacation per calendar year, in accordance with the Company’s standard vacation policy and payroll practices for employees.  All such time off shall be subject to approval by the Boards.  Executive may accumulate unused vacation up to 1.5 times his annual vacation entitlement.  Once Executive’s unused vacation balance reaches this maximum, he will stop earning vacation.  When Executive has taken vacation time and his unused vacation balance drops below the maximum, he will begin earning vacation again in accordance with the accrual schedule.

(f)Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly-situated executives of the Company, to be used in accordance with the plans, practices, programs, and policies of the Company.

(g)Clawback Provisions.  Notwithstanding any other provisions in this Employment Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Employment Agreement or any other agreement or arrangement with the Company or Bank which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawbacks as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement, or any clawback policy adopted by the Company or Bank pursuant to, or in addition to, any such law, government regulation, or stock exchange listing requirement.

(h)Severance.  Subject to the terms of Section 6 of this Employment Agreement and, as applicable, the Executive signing and not revoking a general release agreement in a form substantially similar to Exhibit A (the “Release Agreement”), Executive may be eligible for a one-time payment equivalent to eighteen (18) months of Executive’s Base Salary at the time of separation, as well as the equivalent of eighteen (18) months of Company-paid COBRA benefits (“Severance Benefits”), each of which shall be paid in accordance with the terms of that Release Agreement, as applicable.

5.Covenants of Executive.  In return for the consideration in this Employment Agreement, the Executive acknowledges his agreement to comply with the terms of this Employment Agreement, including without limitation the following obligations and any similar obligations set forth in any other agreement between the parties hereto:

(a)Non-Solicitation.  During the Employment Period and for a period of one (1) year following termination of such employment under any circumstances, the Executive shall not willfully, directly or indirectly, (i) recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of the Executive's employment with the Company, within twelve (12) months before or after such termination, was) an officer of the Company or Bank or any of their subsidiaries or affiliates; (ii) induce or attempt to induce (or assist any other person in engaging in any such activities) any officer of the Company or Bank or any of their subsidiaries or affiliates to terminate such person's employment or other relationship with the Company or Bank or any of their subsidiaries or affiliates, or in any way interfere with the relationship between the Company or Bank any of their subsidiaries or affiliates and any such officer; or (iii) induce, solicit, or attempt to induce or solicit, any Bank customer to stop or reduce its business with the Bank.  These obligations are in addition to any ongoing obligations owed by the Executive to the Company and/or Bank pursuant to any Confidential Information Agreement.  This Employment Agreement is intended to supplement and not supersede any Agreement Regarding Confidentiality, Non-Solicitation, and Protection of Proprietary Information entered into between Executive and the Bank and/or Company.  In the event of any conflict of terms between that document and this Employment Agreement, the terms that afford the greatest enforceable right to the Bank and Company in protecting confidential information shall survive.

(b)Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Bank all proprietary or confidential information, knowledge or data relating to the Company and Bank and their subsidiaries and affiliates, and their respective businesses and operations, which information, knowledge or data shall have been obtained by the Executive during the Executive's employment by the Company or the Bank and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Employment Agreement) (the "Confidential Information").  The Executive shall not, without the prior written consent of the Boards or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company or the Bank and those persons designated by the Company or the Bank.  These obligations are in addition to any ongoing obligations owed by the Executive to the Company and/or Bank pursuant to any Confidential Information Agreement.  This Employment Agreement is intended to supplement and not supersede any Agreement Regarding Confidentiality, Non-Solicitation, and Protection of Proprietary Information entered into between Executive and the Bank and/or Company.  In the event of any conflict of terms between that document and this Employment Agreement, the terms that afford the greatest enforceable right to the Bank and Company in protecting confidential information shall survive.

(c)Non-Disparagement.  The Executive shall refrain, both during the Employment Period and thereafter, from making or publishing any communications about the Company or Bank or any subsidiary or affiliate, or any of their known respective officers, employees, stockholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to, or would reasonably be expected, materially harm or damage any of the foregoing.  The foregoing restriction shall include, without limitation, statements made, whether directly or indirectly, to or on social media, internet websites, blogs and electronic bulletin boards, as well as statements to the media, including writers, researchers, reporters, magazines, newspapers, book publishers, television stations, radio stations, the motion picture industry, public interest groups, and the publishing industry generally.  In the event such a communication is made, it will be considered a material breach of the terms of this Employment Agreement.

(d)Company Property.  All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or Bank or their subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services for the Company or Bank and/or their subsidiaries and affiliates, shall be the exclusive property of the Company/Bank, as applicable, and shall be delivered to the Executive Chairman of the Company/Bank, as applicable, and not be retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company or Bank and, in any event, promptly upon termination of the Employment Period.  The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company's or Bank’s or their subsidiaries' or affiliates' telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive's activity and any files or messages on or using any of those systems may be accessed and monitored at any time without notice.  Nothing contained herein is intended to constitute a waiver of Executive's privacy rights with respect to any personal e-mail, home network or home computer systems, except to the extent of any communications pertaining to the business of the Company or the Bank.  Additionally, the Executive shall adhere to all Company policies, practices, and procedures as relate to Confidential Information or other trade secrets, telecommunications, computing devices, mobile devices, or privacy, as may be instituted from time to time by the Company or the Bank.

(e)No Infringement on Rights.  Nothing in this Employment Agreement, including this Section 5, is intended to limit the Executive's right to give non-malicious and truthful testimony should he be subpoenaed to give such testimony, and the foregoing restrictions shall not apply with respect to the Executive's communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.  Moreover, nothing in this Employment Agreement is intended to impede on the rights afforded the Executive under the National Labor Relations Act, California Civil Code section 1670.11, California Code of Civil Procedure section 1001, or any provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or other applicable law.  Moreover, nothing in this Employment Agreement shall prohibit the Executive from reporting possible violations of law to, filing charges with, or making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of possible violations U.S. federal law or regulations by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Department of Labor, the U.S. Congress, any U.S. agency Inspector General, or any self-regulatory agencies or federal, state, or local government agencies (collectively, the “Government Agencies”).  The Executive does not need prior authorization from the Company or the Bank to make any such reports or disclosures or otherwise communicate with the Government Agencies, and is not required to notify the Bank or the Company that he has engaged in any such communications or made any such reports or disclosures.

(f)Enforcement.  The Executive acknowledges that a breach of his covenants and agreements contained in this Section 5 would cause irreparable damage to the Company and Bank and their subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 5, then in addition to any other remedy which may be available at law or in equity, the Company and Bank and their subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law.  Whenever the Executive is proven to have breached any of the covenants or agreements contained in this Agreement, or upon the initiation of an arbitration or judicial proceeding between the Parties, the Company or the Bank (as applicable) may cease or withhold payment to the Executive of any severance payments described in Section 4(h), for which he otherwise qualifies under such Section 6.

6.Termination of Employment.

(a)Termination of Employment by the Company or Bank for Cause or by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause (as defined herein), or the Executive voluntarily terminates his employment without Good Reason (as defined herein), then the Executive shall receive only the following from the Company: (1) any unpaid Base Salary accrued through the date of termination, payable on the date of termination or, if Executive gives less than 72-hours’ notice of his termination of his employment, within 72-hours of such notice; (2) a lump sum payment for any accrued but unused vacation pay, payable on the date of termination or, if Executive gives less than 72-hours’ notice of his termination of his employment, within 72-hours of such notice; (3) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (4) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company or Bank during the Employment Period, payable on the date of termination for any expenses for which a documented request has been submitted or, if Executive gives less than 72-hours’ notice of his termination of his employment, within 72-hours of such notice, and payable on the Company’s next regular pay period for any documented reimbursement requests that the Executive submits within thirty (30) days of the date of termination; (5) any earned bonus for which the Executive has been deemed eligible and for which all prerequisites have been met, including without limitation the Annual Bonus, payable in accordance with the terms of those bonus programs but, if Executive gives less than 72-hours’ notice of his termination of his employment and the bonus program(s) require(s) payment at the time of separation, then such payment shall instead be due within 72-hours of Executive’s notice (collectively, provisions of this Section 6(a)(1) through (5) are the “Accrued Rights”).

(i) For purposes of this Employment Agreement, the term “Cause” shall mean a termination by the Company and Bank of the Executive’s employment because of: (A) the Executive’s conviction of, or plea of nolo contendere to (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or Bank or their subsidiaries or affiliates or otherwise impair or impede their operations or goodwill; (B) the Executive’s engaging in any gross misconduct, willful misconduct, or gross negligence in the performance of his duties, or intentional act of dishonesty, violence or threat of violence; (C) the Executive’s willful and/or repeated refusal or failure to fulfill his duties assigned to him or otherwise follow the lawful directions of the Executive Chairman of the Company or Bank, or the Boards; (D) the Executive commits any act of moral turpitude or commits an act of public disrepute or becomes the subject of a scandal such that the Company or Bank reasonably believes that their or their subsidiaries’ or affiliates’ operations or public image or goodwill has been or may be negatively affected; (E) the Executive commits or, following an investigation conducted by an independent third-party investigator selected by the Company and/or Bank and/or Boards into allegations of misconduct by the Executive, is determined in good faith by the Boards to have committed an act that constitutes an unlawful employment practice, including without limitation harassment or discrimination or retaliation prohibited under applicable law, rule or governmental regulation; (F) the Executive’s death during the Employment Period; or (G) the Company Board or the Bank Board determines in good faith that Executive has been absent from his duties with the Company or Bank (as applicable) on a full-time basis for ninety (90) consecutive days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected in good faith by the Company or Bank or their insurer(s) (a “Disability”).  Notwithstanding anything in this Section 6(a)(i), no event or condition described in Sections 6(a)(i)(B) or (C) shall constitute Cause unless (x) within ninety (90) days from the date the Boards first acquire actual knowledge of the existence of the Cause condition, the Boards or the Executive Chairman of the Company provide the Executive written notice of their intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period but can be corrected after such 30-day period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Boards terminate the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period, or, in situations where the grounds set forth in the notice cannot be corrected within such thirty-day (30) period, immediately following the extended correction period provided to the Executive by the Boards.  For purposes of this Section 6(a)(i), any attempt by the Executive to correct a stated Cause condition shall not be deemed an admission by the Executive that the Boards’ assertion of Cause is valid.  Executive may be suspended, with pay, by the Boards or the Executive Chairman of the Company or Bank during any period that Executive is attempting to correct a stated Cause under Sections 6(a)(i)(B) or (C).  Notwithstanding anything in this Section 6(a)(i), no event or condition described in Section 6(a)(i)(G) shall constitute Cause unless the Company or Board (as applicable) give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company and Bank shall terminate effective on the thirtieth (30th) day thereafter (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, the Executive shall have not returned to full-time performance of his duties.

(ii)For purposes of this Employment Agreement, the term “Good Reason” shall mean a voluntary termination by the Executive of his employment because of: (A) a material diminution in the Executive’s Base Salary during the active Employment Period without the agreement of the Executive; (B) a material and substantial diminution in the nature or scope of the Executive’s authority, duties, title, or responsibilities from those applicable to the Executive as of the Effective Date of this Employment Agreement; (C) the Company’s requiring of the Executive to be based at any office or location, other than the Executive’s home, more than one hundred (100) miles from the current location of the Company’s administrative offices, currently located in El Monte, California; (D) a material breach by the Company or Bank of any term or provision of this Employment Agreement; or (E) a failure by the Company or Bank to maintain a directors’ and officers’ liability insurance policy (or policies), or an error and omissions liability insurance policy (or policies), covering the Executive, to the extent such policies are maintained by the Company or Bank as determined at their sole discretion.  No event or condition described in this

Section 6(a)(ii) shall constitute Good Reason unless, (x) within one hundred eighty (180) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 6(a)(ii), the Executive provides the Boards written notice of the Executive’s intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Boards or the Executive Chairman of the Company or Bank within thirty (30) days following the Boards’ receipt of such notice; and (z) the Executive terminates his employment with the Company and Bank immediately following expiration of such thirty-day (30) period.

(b)Termination of Employment by the Company or Bank without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated (A) by the Company and Bank without Cause or (B) by the Executive for Good Reason, but only as to Clause (B) if Executive is then in material compliance with the terms of this Employment Agreement and the Company and Bank have not given notice of a termination for Cause, then as to a termination under Clauses (A) or (B) of this Section 6(b) the Executive shall receive the Accrued Rights and, upon the Executive’s return of a signed and non-revoked Release Agreement and compliance with the terms of that Release Agreement, severance pay in accordance with Section 4(h) of this Employment Agreement and the terms of the Release Agreement.

(c)No Continued Benefits Following Termination.  Unless otherwise specifically provided for within this Employment Agreement or contemplated by another agreement between the Executive and the Company and Bank, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Employment Agreement shall terminate on the date of termination of the Executive’s employment with the Company and Bank pursuant to the terms of this Employment Agreement.

(d)Resignation from Directorships, Officerships and Fiduciary Titles.  The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Company or Bank and each of their subsidiaries and affiliates, unless mutually agreed upon by the Executive and the Boards; (ii) any position on the Boards; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or Bank.  The Executive agrees that this Employment Agreement shall serve as written notice of resignation in this circumstance.

(e)Nonexclusivity.  Nothing in this Employment Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or Bank or any of their subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or Bank or any of their subsidiaries or affiliates.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or Bank or any of their subsidiaries or affiliates at the date of Executive’s termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement and in accordance with applicable law.  Without limiting the generality of the foregoing, the Executive's resignation under this Employment Agreement with or without Good Reason, shall in no way affect the Executive's ability to terminate employment by reason of the Executive's

"retirement" under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or Bank any of their subsidiaries or affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company or Bank any of their subsidiaries or affiliates, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a "retirement" for purposes of any such plan, program or arrangement.

(f)Waiver and Release.  Notwithstanding any other provisions of this Employment Agreement to the contrary, including Section 6(b), Executive shall not be entitled to, and the Company shall not make or provide, the severance pay described in Section 4(h) unless the Executive timely executes and delivers to the Company and Bank, without revocation, the Release Agreement (which shall be provided to the Executive by the Company and Bank not later than five (5) business days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the Release Agreement, and such Release Agreement remains in full force and effect, has not been revoked and is no longer subject to revocation, within ten (10) calendar days from the date the Executive timely executed and delivered to the Company and Bank the signed Release Agreement.  If the requirements of this Section 6(f) are not satisfied by the Executive (or the Executive’s estate or legally-appointed personal representative), then no severance pay shall be due to the Executive (or the Executive’s estate) pursuant to this Employment Agreement or the Release Agreement.

7.Compliance with Section 409A of the Internal Revenue Code.  The provisions of this Section 7 shall apply solely to the extent that a payment under this Employment Agreement or the Release Agreement is deemed subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(a)         General Suspension of Payments.  If the Executive is a "specified employee," as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of the Executive's termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following the Executive's termination, (ii) the date of the Executive's death, or (iii) any date that otherwise complies with Section 409A of the Code.  In the event that the Executive is entitled to receive payments during the suspension period provided under this Section 7(a), the Executive shall receive the accumulated benefits that would have been paid or provided under this Employment Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code.  In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his termination date until paid.  Such timing shall not be deemed a breach or violation of this Employment Agreement.

(b)Release Payments.  In the event that the Executive is required to execute a release to receive any payments from the Company and Bank that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment.  Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.  Such timing shall not be deemed a breach or violation of the Release Agreement nor this Employment Agreement.

(c)Reimbursement Payments.  The following rules shall apply to payments of any amounts under this Employment Agreement that are treated as "reimbursement payments" under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (ii) the Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date the Executive delivers written notice of the expenses to the Company and Bank; and (iv) the Executive's right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.  Such timing shall not be deemed a breach or violation of this Employment Agreement.

(d)Separation from Service.  For purposes of this Employment Agreement, any reference to "termination" of the Executive's employment shall be interpreted consistent with the meaning of the term "separation from service" in Section 409A(a)(2)(A)(i) of the Code and no portion of any severance payments shall be paid to the Executive prior to the date he incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(e)Installment Payments.  For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Employment Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Employment Agreement will at all times be considered a separate and distinct payment.

(f)General.  Notwithstanding anything to the contrary in this Employment Agreement, it is intended that the severance benefits and other payments payable under this Employment Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Employment Agreement will be construed to the greatest extent possible as consistent with those provisions.  The commencement of payment or provision of any payment or benefit under this Employment Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Bank or the Executive.

8.Notices.  All notices, requests, demands, claims, consents and other communications which are required or otherwise permitted hereunder shall in every case be in writing and shall be (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company or the Bank: If to the Executive:

Cathay General Bancorp
9650 Flair Drive

El Monte, California 91731
Attention: General Counsel

At the Executive's residence address as maintained by the Company and the Bank in the regular course of their business for payroll purposes, with a copy to:

Hirschfeld Kraemer LLP

456 Montgomery Street, Suite 2200

San Francisco, CA  94104

Attention: Steve Hirschfeld

or to such other address as shall be furnished in writing by any party to the other parties. Any such notices or other communications shall be deemed to have been given: (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, or (C) one business day after date of delivery to the overnight courier if sent by overnight courier.

9.Miscellaneous.

(a)Governing Law.  This Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b)Severability.  Whenever possible, each provision of this Employment Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Employment Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)Cooperation.  During the Employment Period and thereafter, the Executive shall cooperate with the Company and the Bank and be reasonably available to the Company and the Bank with respect to continuing and/or future matters related to period of the Executive's employment with the Company and/or any of its subsidiaries or affiliates or any matter of which he otherwise has knowledge, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company's or the Bank's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and the Bank all pertinent information and turning over to the Company and the Bank all relevant documents which are or may come into the Executive's possession).  The Company and the Bank shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such services after the Employment Period that are approved by the Company or the Bank.

(d)Successors and Assigns.  This Employment Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Company and the Bank and their successors and assigns and the Executive and the Executive's heirs, executors, administrators and personal representatives; provided that the services provided by the Executive under this Employment Agreement are of a personal nature, and the rights and obligations of the Executive under this Employment Agreement shall not be assignable or delegable, except for any payments upon death of the Executive.

(e)Executive’s Representation by Counsel.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS EMPLOYMENT AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)Withholding.  All amounts payable hereunder shall be subject to withholding for all taxes and deductions and other withholdings required by any federal, state, local or other applicable law.

(g)Entire Agreement.  This Employment Agreement, together with any Change of Control Agreement, Agreement Regarding Confidentiality, Non-Solicitation, and Protection of Proprietary Information, and Comprehensive Agreement Employment At-Will and Arbitration entered into between Executive and the Bank and/or Company, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter detailed herein, and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates.  Where this Employment Agreement contains terms covering the same subject matter as any of the aforementioned agreements and there are conflicts between them, the terms affording the greatest enforceable rights to the Company and Bank shall survive.  Moreover, the Parties expressly acknowledge that this Employment Agreement also does not supersede any successor, modified, amended, or revised versions of any agreements that are signed or referenced herein.

(h)Survival.  The covenants set forth in Sections 5 and 9(c) shall survive and shall continue to be binding upon the Executive notwithstanding the termination of his employment or this Employment Agreement for any reason whatsoever.

(i)Amendment and Waiver.  Except as provided otherwise herein, the provisions of this Employment Agreement may be amended or waived only with the prior written consent of the Company, the Bank and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Employment Agreement shall affect the validity, binding effect or enforceability of this Employment Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Employment Agreement at the same or any prior or subsequent time.  Pursuit by any party of any available remedy, either in law or equity, or any action of any kind, shall not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive.

(j)Execution and Counterparts.  This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement.  A facsimile or electronic signature to this Employment Agreement shall be deemed an original and binding upon the party(ies) against whom enforcement is sought.

(k)Headings and References.  Section and subsection headings in this Employment Agreement are included herein for convenience of reference only and shall not constitute a part of this Employment Agreement for any other purpose.  References to Sections and subsections herein shall refer to the Sections and subsections in this Employment Agreement unless expressly indicated otherwise.

(l)Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Employment Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Employment Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Employment Agreement.

[Remainder of Page Intentionally Left Blank]

(m)Jurisdiction and Venue for Non-Arbitrable Claims.  Notwithstanding any agreement to arbitrate between Executive and the Company and/or Bank, in connection with enforcement of equitable remedies under Section 5 and such other claims that are not arbitrable as a matter of law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of California, County of Los Angeles, and each of the parties agrees that any action to enforce equitable remedies must be commenced only in the a federal or state court located in the State of California, County of Los Angeles.  All of the parties hereto hereby irrevocably waive any objection which he or it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any such suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 8.

IN WITNESS WHEREOF, the parties hereto have entered into this Employment Agreement as of the day and year first written above.

CATHAY GENERAL BANCORP.

By:	/s/ Dunson K. Cheng
Name:	Dunson K. Cheng
Title:	Executive Chairman

CATHAY BANK

By:	/s/ Dunson K. Cheng
Name:	Dunson K. Cheng
Title:	Executive Chairman

EXECUTIVE

/s/ Chang M. Liu
CHANG M. LIU

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation and Release Agreement (this “Release Agreement”) is made and entered into by and between CATHAY GENERAL BANCORP, a Delaware corporation (the “Company”), CATHAY BANK, a California corporation and a wholly-owned subsidiary of the Company (the “Bank”), on the one hand, and CHANG M. LIU (“Executive”), on the other hand.  The Executive, the Company, and the Bank referred to collectively herein as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, the Company, Bank, and Executive are Parties to a certain Employment Agreement dated [DATE], 2020 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive severance payments, the Executive must sign, return, and not revoke this Release Agreement;

WHEREAS, the Company and Bank have executed and delivered this Release Agreement to the Executive for the Executive’s review and consideration as of [DATE] (the “Delivery Date”); and

WHEREAS, the Executive, on the one hand, and the Company and the Bank, on the other hand, each desire to settle all matters related to the Executive’s employment with the Company and Bank.

TERMS OF RELEASE AGREEMENT

1.Termination of Employment.  The Parties agree that Executive’s employment relationship(s) with the Company and the Bank, including all other offices and positions the Executive has with the Company and Bank and all of their subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which he holds on behalf of the Company or Bank or their subsidiaries or affiliates, shall be automatically terminated effective at ______________ [TIME] on the ___________ [DAY] day of ___________ [MONTH], ________[YEAR] (the “Termination Date”).

2.Release.  In consideration for the right to receive the Severance Payment (as defined herein) in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Release Agreement, the Executive (on behalf of the Executive, the Executive’s heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Company and Bank and and/or any or all of their current or former officers, employees, shareholders, directors, managers, attorneys, insurers, agents, joint employers, successors, contractors, affiliated or related entities, subdivisions, partners, members, owners, and employee benefits programs and their respective trustees and administrators and fiduciaries, and all other individuals and/or entities acting in concert with any of them (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges,

EXHIBIT A

complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, in law or in equity, that the Executive now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the Effective Date of this Release Agreement, in connection with, arising out of, or in any way related to the Executive’s employment or other relationship(s) with any of the Released Parties.

(a)General Release.  Executive expressly waives all benefits and protections afforded under Section 1542 of the Civil Code of California, as well as under any other statutes, legal decisions, or common law principles of similar effect to the extent such benefits or protections may contravene the provisions of this Release Agreement.  Section 1542 of the Civil Code of California states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive knowingly and voluntarily waives all rights under Section 1542.  Accordingly, Executive bears the risk that he may later discover additional or different facts.  Nonetheless, it is Executive’s intention to fully, finally, and forever settle and release all of his claims that now exist, may exist, or hereto have existed, against the Released Parties, except as otherwise expressly provided or excepted under applicable law.

(b)Claims Not Waived; Offset.  Notwithstanding the general release above, the Parties understand and agree that the following claims, if any, are not released: (a) claims for unemployment compensation; (b) claims for workers’ compensation benefits; (c) claims for continuing health insurance coverage under COBRA; (d) claims pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA); and (e) claims that cannot be released or waived as a matter of law.  Additionally, the Parties understand and agree that this Release Agreement does not prohibit Executive from offering truthful testimony in any legal proceeding or from pursuing an administrative charge with any Federal or State agency, including the U.S. Equal Employment Opportunity Commission.  Should Executive pursue an administrative charge, however, by accepting the terms of this Release Agreement he is waiving any right to any relief of any kind should an agency choose to pursue an action on his behalf.  Moreover, for any claims not released by this Release Agreement, Executive agrees that the Severance Payment shall constitute an offset or reduction of any amount(s) that may allegedly be owed by any of the Released Parties.

(c)Affirmation That All Compensation Paid.  By entering into this Release Agreement, Executive affirms that he has been paid all compensation owed for work performed for the Company and Bank and that he has been reimbursed for all business expenses incurred during his employment.  To the extent that Executive, however, contends otherwise, the Parties agree that there exists a bona fide and genuine dispute regarding the underlying facts giving rise to a question of whether Executive is owed any wages, overtime, double-time, reimbursements, penalties,

EXHIBIT A

liquidated damages, and/or interest.  The Parties further agree that if Executive were owed any such amounts, that there is a bona fide and genuine dispute regarding the amounts owed.

(d)Further Action Necessary.  The Parties agree to take all further action, if necessary, that may be required as of the Effective Date or in the future in order to comply with and approve the terms of this Release Agreement.  This may include, without limitation, filing materials with a court or tribunal confirming and/or seeking approval of the terms of this Release Agreement, or dismissing proceedings for claims that have been released by this Release Agreement.

(e)Indemnification of Released Parties for Tax Assessments.  Executive further agrees that should any taxing authority assess any taxes, penalties, or interest against either Executive and/or the Company or Bank as a result of the payments in this Release Agreement, the Executive will be solely responsible for the taxes, penalties, or interest, if any, which may be owed to any governmental agency as a result of the Severance Payments, and Executive agrees that he will indemnify, defend, and hold the Company and Bank and the Released Parties harmless for any such taxes, penalties, or interest.

(f)Return of Company Property.  Executive agrees that, to the extent he has not already done so, he will immediately return to the Company and Bank any and all physical, intellectual, and other property of the Company, Bank, and/or the Released Parties in his possession, custody, or control.

(g)Age Discrimination in Employment Act and Older Workers Benefits Protection Act Acknowledgment.  Executive further acknowledges that as of the date set forth in the recitals of this Release Agreement, he was given at least twenty-one (21) days to consider and accept the terms of this Release Agreement and that he was advised to consult with an attorney about this Release Agreement before signing it.  To accept the Release Agreement, Executive should date and sign the signature block at the end and return it to the Company and Bank.  Once Executive does so, he will still have seven (7) additional calendar days from the date the Release Agreement is signed to revoke his acceptance ("Revocation Period").  If Executive decides to revoke this Release Agreement after signing and returning it, Executive must provide a written statement of revocation or send it by fax, electronic mail, or registered mail to the Company and Bank pursuant to the Notice provisions in the Employment Agreement.  If Executive does not revoke during the seven-day Revocation Period, this Release Agreement will take effect on the eighth (8th) day after the date Executive executes the Agreement (the “Effective Date”).

3.Severance Payment.  The Company and Bank agree to make a total gross payment equivalent to eighteen (18) months of Executive’s Base Salary at the time of separation (the “Severance Payment”), as well as the equivalent of eighteen (18) months of Company-paid COBRA benefits, to Executive in exchange for Executive’s agreement to the terms, conditions, covenants, promises, and undertakings set forth in this Release Agreement.  The Severance Payment shall be remitted within ten (10) business days following the Effective Date of this Agreement.

EXHIBIT A

4.Acknowledgments and Obligations of the Executive.

(a)No Reliance.  The Executive represents and acknowledges that in executing this Release Agreement, the Executive does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys regarding to the subject matter, basis or effect of this Release Agreement or otherwise, and that the Executive has engaged or had the opportunity to engage an attorney of the Executive’s choosing in the negotiation and execution of this Release Agreement.  The Executive acknowledges that he has the right to consult with counsel of his choosing with regard to the review of this Release Agreement.

(b)Age Discrimination in Employment Act and Older Workers Benefits Protection Act Disclosure.  THE EXECUTIVE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS WAIVER AND RELEASE, THE EXECUTIVE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH THE EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS BENEFIT PROTECTION ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY AND BANK, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION.  THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS RELEASE AGREEMENT IS EXECUTED; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE IS ALREADY ENTITLED; AND (iii) AGREES THAT THIS RELEASE AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY THE EXECUTIVE AND THE EXECUTIVE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS WAIVER AND RELEASE AND HAS ENTERED INTO THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.

(c)Ongoing Obligations Under Employment Agreement.  The Executive acknowledges and agrees that the Employment Agreement sets forth certain obligations of the Executive which remain in effect following the Termination Date, and except as expressly set forth herein, nothing in this Release Agreement shall modify such ongoing obligations, the continued performance of which by the Executive are a condition of the Company’s and Bank’s obligations hereunder.

EXHIBIT A

5.Confidentiality.  The Executive agrees to keep this Release Agreement, its terms, and the amount of the severance payment completely confidential; provided, however, that the Executive may reveal such information to the Executive’s attorney, accountants, financial advisor, spouse, or as required by a court of competent jurisdiction, or as otherwise required by law, including without limitation, prohibitions codified in California Civil Code Section 1670.11 and California Code of Civil Procedure Section 1001.  Nothing in this Release Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law.  The Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company that the Executive has made any such report or disclosure.

6.Defend Trade Secrets Act.  The Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is made in: (i)  confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.Governing Law.  This Release Agreement and any and all interactions between the Parties arising under or resulting from this Release Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice of law principles.

8.Withholding.  All amounts payable hereunder shall be subject to withholding for all taxes and deductions and other withholdings required by any federal, state, local or other applicable law.

9.Entire Agreement.  This Release Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter detailed herein, and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates.

10.Amendment and Waiver.  Except as provided otherwise herein, the provisions of this Release Agreement may be amended or waived only with the prior written consent of the Company, the Bank and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this  Release Agreement shall affect the validity, binding effect or enforceability of this Release Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Release Agreement at the same or any prior or subsequent time.  Pursuit by any party of any available remedy, either in law or equity, or any action of any kind, shall not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive.

EXHIBIT A

11.Execution and Counterparts.  This Release Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement.  A facsimile or electronic signature to this Release Agreement shall be deemed an original and binding upon the party(ies) against whom enforcement is sought.

12.Headings and References.  Section and subsection headings in this Release Agreement are included herein for convenience of reference only and shall not constitute a part of this Release Agreement for any other purpose.  References to Sections and subsections herein shall refer to the Sections and subsections in this Release Agreement unless expressly indicated otherwise.

13.Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Release Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Release Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Release Agreement.

THE EXECUTIVE’S SIGNATURE BELOW MEANS THAT THE EXECUTIVE HAS READ THIS RELEASE AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first written above.

CATHAY GENERAL BANCORP.

By:
Name:
Title:

CATHAY BANK

By:
Name:
Title:

EXECUTIVE

CHANG M. LIU

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